Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Liberty TripAdvisor Holdings, Inc.:

We consent to the incorporation by reference in the registration statement on this Form S-8 of our report dated May 5, 2014, with respect to the combined balance sheets of Liberty TripAdvisor Holdings, Inc. as of December 31, 2013 and 2012, and the related combined statements of operations, comprehensive earnings (loss), cash flows, and equity for each of the years in the three-year period ended December 31, 2013, which report appears in Amendment No. 4 to Liberty TripAdvisor Holdings, Inc. registration statement on Form S-1 (File No. 333-195705) filed on August 11, 2014.

/s/ KPMG LLP

Denver, Colorado
December 17, 2014